Exhibit 10.20

LOAN AGREEMENT

Dated as of [         ], 20[   ]

Between

REALPHA ACQUISITIONS CHURCHILL, LLC, a Delaware limited liability company, as Borrower

and

CHURCHILL FUNDING I LLC, a Delaware limited liability company, as Lender

Address: [           ]

County: [          ]

$[           ]

- i -

	4.1.15	Separate Tax Lot and Zoning Lot	22
	4.1.16	Assessments	23
	4.1.17	Enforceability	23
	4.1.18	No Prior Assignment	23
	4.1.19	Insurance	23
	4.1.20	Use of Property	23
	4.1.21	Certificate of Occupancy; Licenses	23
	4.1.22	Flood Zone	23
	4.1.23	Physical Condition	24
	4.1.24	Boundaries	24
	4.1.25	Leases	24
	4.1.26	Survey	25
	4.1.27	No Other Debt	25
	4.1.28	Filing and Recording Taxes	25
	4.1.29	Title	25
	4.1.30	Management Agreements	25
	4.1.31	Illegal Activity	26
	4.1.32	No Change in Facts or Circumstances; Disclosure	26
	4.1.33	Investment Company Act	26
	4.1.34	Principal Place of Business; State of Organization	26
	4.1.35	Reserved	27
	4.1.36	Business Purposes	27
	4.1.37	Taxes	27
	4.1.38	Forfeiture	27
	4.1.39	Environmental Representations and Warranties	27
	4.1.40	Taxpayer Identification Number	27
	4.1.41	OFAC	28
	4.1.42	Consents	28
	4.1.43	Purchase Options	28
	4.1.44	Embargoed Person	28
	4.1.45	Reciprocal Easement Agreements	28
	4.1.46	Sanctions	29
	4.1.47	[HOA	29
4.2	Survival of Representations		29
ARTICLE V.	BORROWER COVENANTS		30
5.1	Affirmative Covenants		30
	5.1.1	Existence; Compliance with Legal Requirements	30
	5.1.2	Taxes[, HOA Fees] and Other Charges	31
	5.1.3	Litigation	31
	5.1.4	Access to the Property	31
	5.1.5	Notice of Default	32
	5.1.6	Cooperate in Legal Proceedings	32
	5.1.7	Award and Insurance Benefits	32
	5.1.8	Further Assurances	32
	5.1.9	Mortgage and Intangible Taxes	33
	5.1.10	Financial Reporting	33

- ii -

	5.1.11	Business and Operations	35
	5.1.12	Costs of Enforcement	35
	5.1.13	Estoppel Statement	35
	5.1.14	Loan Proceeds	36
	5.1.15	Performance of Required Capital Expenditures	36
	5.1.16	Title to the Property	38
	5.1.17	Leasing Matters	38
	5.1.18	Management Agreements	38
	5.1.19	Environmental Covenants	40
	5.1.20	Alterations	40
	5.1.21	OFAC	40
	5.1.22	Reserved	40
	5.1.23	Confirmation of Representations	40
	5.1.24	Negative Pledge	40
	5.1.25	Compliance with Sanctions, Anti-Money Laundering Laws and Anti- Corruption Laws	41
5.2	Negative Covenants		41
	5.2.1	Liens	41
	5.2.2	Dissolution	41
	5.2.3	Change In Business	42
	5.2.4	Debt Cancellation	42
	5.2.5	Zoning	42
	5.2.6	No Joint Assessment	42
	5.2.7	Name, Identity, Structure, or Principal Place of Business	42
	5.2.8	ERISA	43
	5.2.9	Affiliate Transactions	43
	5.2.10	Transfers	43
	5.2.11	Waste	45
	5.2.12	Reciprocal Easement Agreement	45
	5.2.13	Limitation on Securities Issuances	45
	5.2.14	Subordinate Financing	46
	5.2.15	Limitations on Distributions	46
ARTICLE VI.	INSURANCE; CASUALTY; CONDEMNATION		46
6.1	Insurance.		46
6.2	Casualty		46
6.3	Condemnation		46
6.4	Restoration		47
ARTICLE VII.	RESERVE FUNDS		51
7.1	Reserved		51

- iii -

7.2	Tax[, HOA] and Insurance Escrow Funds		51
	7.2.1	Deposits	51
	7.2.2	Release of Tax[, HOA] and Insurance Funds	52
7.3	Reserve Funds, Generally		53
ARTICLE VIII.	DEFAULTS		54
8.1	Event of Default		54
8.2	Remedies		57
8.3	Remedies Cumulative; Waivers		59
8.4	Waiver of Stay		59
ARTICLE IX.	SPECIAL PROVISIONS		59
9.1	Sale of Notes		59
9.2	Reserved		60
9.3	Servicer		60
9.4	Exculpation		60
ARTICLE X.	MISCELLANEOUS		62
10.1	Survival		62
10.2	Lender’s Discretion		62
10.3	Governing Law		62
10.4	Modification, Waiver in Writing		63
10.5	Delay Not a Waiver		63
10.6	Notices		64
10.7	Trial by Jury		64
10.8	Headings		65
10.9	Severability		65
10.10	Preferences		65
10.11	Waiver of Notice		65
10.12	Remedies of Borrower		65
10.13	Expenses; Indemnity		66
10.14	Schedules, Exhibits and Cover Page Incorporated		67
10.15	Offsets, Counterclaims and Defenses		67
10.16	No Joint Venture or Partnership; No Third Party Beneficiaries		67
10.17	Publicity		68
10.18	Waiver of Marshalling of Assets		68
10.19	Waiver of Counterclaim		68
10.20	Conflict; Construction of Documents; Reliance		68
10.21	Brokers and Financial Advisors		69
10.22	Prior Agreements		69
10.23	Waiver of Statute of Limitations		69
10.24	Counterparts		69
10.25	Joint and Several		69
10.26	Negation of Implied Right to Cure Defaults		69

SCHEDULES

Schedule I	Property Description
Schedule II	Organizational Chart of Borrower
Schedule III	Required Capital Expenditures
[Schedule IV	Rent Roll]
[Schedule V	HOA Matters]

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of [      ], 20[  ] (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between CHURCHILL FUNDING I LLC, a Delaware limited liability company, having an address at 450 West 14th Street, New York, New York 10014 (“Lender”) and REALPHA ACQUISITIONS CHURCHILL, LLC, a Delaware limited liability company, having its principal place of business at c/o Manager, ReAlpha Asset Management, Inc., 6615 Longshore Loop, Suite 100, Dublin, Ohio 43017 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1	Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Access Laws” shall mean, collectively, the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all other federal, state and local laws, regulations, rules, statutes, ordinances, orders and decrees related to handicapped access, including, without limitation, the American with Disabilities Act Accessibility Guidelines for Buildings and Facilities (as same may be amended from time to time).

“Account Collateral” shall mean: (a) the Accounts, and all Cash, checks, drafts, certificates and instruments, if any, deposited or held in the Accounts from time to time; (b) all interest, dividends, Cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (c) to the extent not covered by clauses (a) - (b) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean, collectively the Interest Reserve Funds, the Tax[, HOA] and Insurance Escrow Funds and any escrow accounts and reserve accounts established by the Loan Documents.

“Additional Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any property manager which is an Affiliate of, or in which Borrower, or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto. “ALTA” shall mean American Land Title Association, or any successor thereto. “AMI” shall mean ReAlpha Asset Management, Inc., a Delaware corporation.

“Anti-Corruption Laws” shall mean (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti- corruption laws, regulations or ordinances in any jurisdiction in which Borrower or any subsidiary of Borrower is located or doing business.

“Anti-Money Laundering Laws” shall mean Applicable Laws in any jurisdiction in which Borrower or any subsidiary of Borrower is located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Laws” shall mean all existing and future federal, state and local laws, orders, ordinances, governmental and administrative rules and regulations and court orders.

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third party appraiser holding an MAI designation, who is State licensed or State certified if required under the laws of the State where the Property is located, who meets the requirements of FIRREA and USPAP and who is otherwise satisfactory to Lender.

“Approved Accountant” shall mean (i) GBQ Partners LLC or (ii) a regionally recognized accounting firm engaged by Borrower and approved by Lender in writing.

“Asset Management Agreement” shall mean that certain Operating Agreement between Borrower and Asset Manager, pursuant to which the Asset Manager is to provide management and other services with respect to the Property, or, if the context requires, the Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

“Asset Manager” shall mean AMI or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement.

“Assignment of Asset Management Agreement” shall mean that certain Subordination of Asset Management Agreement dated the date hereof among Lender, Borrower and Asset Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases and Rents of the Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Property Management Agreement” shall mean that certain Subordination of Property Management Agreement dated the date hereof among Lender, Borrower and Property Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).

“Bankruptcy or Judicial Action” shall mean any voluntary or involuntary case filed by or against Borrower under the Bankruptcy Code, or any voluntary or involuntary petition in composition, readjustment, liquidation, or dissolution, or any state and federal bankruptcy law action filed by or against Borrower, any action where Borrower is adjudicated as bankrupt or insolvent, any action for dissolution of Borrower or any action in furtherance of any of the foregoing, or any other action, case, or proceeding that has the effect of staying (or in which a Stay is being obtained against) the enforcement by Lender of its rights and remedies under this Agreement or the other Loan Documents.

“Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (i) Taxes, [and] (ii) Insurance Premiums [and (iii) HOA Fees].

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for Capital Items. “Capital Items” shall mean items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall mean an amount equal to ten percent (10%), of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and all applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean the Property, the Accounts, the Reserve Funds, the Guaranty, the Pledge and Security Agreement, the Equipment, the Rents, the Account Collateral, and all other real or personal property of Borrower or any guarantor that is at any time pledged, mortgaged or otherwise given as security to Lender for the payment of the Debt under the Security Instrument, this Agreement or any other Loan Document.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof. “Control” (and the correlative terms “controlled by” and “controlling”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, by contract or otherwise.

“Creditors Rights Laws” shall mean with respect to any Person, any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Cross-Collateralization Agreement” shall mean that certain cross collateralization agreement, dated as of [    ], 20[ ], by and between the Borrower and the Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Crossed Property Sale Proceeds” shall mean the portion of the proceeds from the sale of any real property subject to the Cross-Collateralization Agreement (other than the Property) that is required by the Cross-Collateralization Agreement to be used to prepay the Loan.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument or any other Loan Document, including, without limitation and any Minimum Interest Amounts.

“Debt Service” shall mean, with respect to any particular period of time, interest payments due under the Note for such period.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) twenty-four percent (24%) per annum.

“Dollars” or “$” shall mean lawful money of the United States of America. “Embargoed Person” shall have the meaning set forth in Section 4.1.44 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” shall mean any federal, State and local laws, statutes, ordinances, rules, regulations, standards, enforceable policies, permits, decisions, orders, decrees, judgments, consent decrees, binding guidances and other government directives or requirements, as well as common law, that, at any time, apply to Borrower, Guarantor or the Property and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act and the Hazardous Materials Transportation Act and the regulations promulgated pursuant to said laws, all as amended.

“Environmental Liens” shall have the meaning set forth in Section 5.1.19(a) hereof. “Equipment” shall have the meaning set forth in the Security Instrument.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as the same may be amended from time to time.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during the Term of the Loan.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office, central bank or other authority of any nature whatsoever for any governmental unit (federal, State, county, district, municipal, city, country or otherwise) or quasi-governmental unit whether now or hereafter in existence.

“Gross Income from Operations” shall mean all income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source, including, but not limited to, the Rents, utility charges, escalations, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, security deposits, utility and other similar deposits, interest on the Reserve Funds, and any disbursements to Borrower from the Reserve Funds. Gross income shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof.

“Guarantor” shall mean, jointly and severally, AMI and Giri Sampath Iyengar Devanur, and any other Person guaranteeing any payment or performance obligation of Borrower.

“Guaranty” shall mean, individually and collectively, the Guaranty (AMI) and the Guaranty (Devanur).

“Guaranty (AMI)” shall mean that certain Guaranty of Recourse Obligations, Interest and Completion dated of even date herewith, from AMI, as guarantor, to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guaranty (Devanur)” shall mean that certain Guaranty of Recourse Obligations dated of even date herewith, from Giri Sampath Iyengar Devanur, as guarantor, to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean (a) petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; (b) explosives; (c) flammable materials; (d) radioactive materials; (e) polychlorinated biphenyls and compounds containing them; (f) lead and lead-based paint; (g) asbestos or asbestos-containing materials in any form that is or could become friable; (h) underground or above-ground storage tanks, whether empty or containing any substance; (i) mold (defined as the presence of any form of (i) multicellular fungi that live on plant or animal matter and an indoor environment (including without limitation Cladosporium, Penicillium, Alternaria, Aspergillus, Fusarium, Trichoderma, Memnoniella, Mucor, and Stachybotrys chartarum (SC) often found in water damaged building materials), (ii) spores, scents or byproducts produced or released by fungi, including mycotoxins and (iii) microbial matter which reproduces through mold, mildew and viruses, whether or not such microbial matter is living); (j) any substance the presence of which on the Property is prohibited by any federal, State or local authority; (k) any substance that requires special handling; and (l) any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law.

[“HOA” shall mean a homeowners association, board, corporation or similar entity with authority to create a Lien on the Property as a result of the non-payment of HOA Fees that are payable with respect to the Property.

“HOA Fees” shall mean all homeowners dues, fees, assessments and impositions, and any other charges levied or assessed or imposed against the Property, or any part thereof, by an HOA.]1

“Improvements” shall have the meaning set forth in the Security Instrument. “Indemnified Parties” shall mean Lender, any Affiliate of Lender who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties, as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Property, whether during the Term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” shall mean any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Initial Maturity Date” shall mean [    ]2.

“Initial Term” shall mean the period commencing on the Closing Date through and including the Initial Maturity Date.

“Insurance Premiums” shall have the meaning set forth in Exhibit A hereof. “Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Rate” shall mean: (a) an interest rate per annum equal to twelve percent (12.0%); or (b) when applicable pursuant to this Agreement or any other Loan Document, the Default Rate. Lender’s internal records of Interest Rates shall be determinative in the absence of manifest error.

“Interest Reserve Funds” shall have the meaning set forth in Section 7.1.1(a) hereof. “Investor” shall have the meaning set forth in Section 5.1.10(g) hereof.

[1]	NTD: To include HOA concept if applicable.
[2]	NTD: 12 months after Closing Date.

“Leases” shall mean any lease, including, without limitation, any sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, heretofore, now or hereafter entered into, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, with respect to the Property, all federal, State, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the zoning, construction, use, alteration, occupancy or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Licenses” shall have the meaning set forth in Section 4.1.21 hereof.

“Lien” shall mean, with respect to the Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement and the other Loan Documents as the same may be amended or split pursuant to the terms hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Environmental Indemnity, the Assignment of Asset Management Agreement, the Assignment of Property Management Agreement, the Membership Interest Pledge and Security Agreement, the Guaranty, the Cross-Collateralization Agreement and all other documents executed and/or delivered in connection with the Loan.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to attorneys’ fees and other costs of defense).

“Management Agreements” shall mean, collectively, the Asset Management Agreement and the Property Management Agreement.

“Master Facility Agreement” shall mean that certain Master Facility Agreement, dated as of August 18, 2022, by and between Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Master Facility Event of Default” shall mean an “Event of Default” as such term is defined in the Master Facility Agreement.

“Maturity Date” shall mean the Initial Maturity Date, or such other date on which the final payment of the principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such State or States whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Minimum Interest Expiration Date” shall mean the date that is the earlier of (i) the Payment Date occurring in [ , 20 ]3 or (ii) the Maturity Date.

“Minimum Interest Amount” shall mean with respect to any prepayment made on or before the Minimum Interest Expiration Date, an amount equal to all interest which would accrue on the Loan at the Interest Rate from the Prepayment Date through and including the Minimum Interest Expiration Date.

[“Monthly HOA Deposit” shall have the meaning set forth in Section 7.2.1(c) hereof.] “Monthly Insurance Premium Deposit” shall have the meaning set forth in Section 7.2.1(b) hereof.

“Monthly Tax Deposit” shall have the meaning set forth in Section 7.2.1(a) hereof. “Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Cash Flow” for any period shall mean the amount obtained by subtracting Operating

Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow After Debt Service” for any period shall mean the amount obtained by subtracting Debt Service for such period from Net Cash Flow for such period.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

[3]	NTD: The payment date occurring in the third full month after the Closing Date.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof. “Non-U.S. Entity” shall have the meaning set forth in Section 2.2.7(b) hereof.

“Note” shall mean that certain Promissory Note of even date herewith in the original principal amount of $[    ], made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by a Responsible Officer of Borrower.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance premiums, license fees, property taxes and assessments, [HOA Fees], advertising and marketing expenses, legal fees, third-party management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

“Organizational Documents” shall mean, as to any Person, the certificate of incorporation and by-laws with respect to a corporation; the articles of organization (or the equivalent of such items under applicable state law) and operating agreement with respect to a limited liability company; the certificate of limited partnership and partnership agreement with respect to a limited partnership; the trust agreement with respect to a trust, or any other organizational, governing or constituent documents of such Person.

“Origination Fee” shall mean $[______________ ].4

“Other Charges” shall mean all, maintenance charges, impositions other than Taxes [or HOA Fees], and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Payment Date” shall mean the first (1st) day of each calendar month during the Term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Permitted Encumbrances” shall mean, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to the Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion. For avoidance of doubt, a lease on the Property, that meets the terms of Section 5.1.17 of this Agreement shall be deemed to be a “Permitted Encumbrance”.

[4]	NTD: To equal 1.00% of the aggregate loan amount.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, State, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) whether or not subject to ERISA or a plan or other arrangement within the meaning of Section 4975 of the Code.

“Plan Assets” shall mean assets of a Plan within the meaning of Section 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, or similar law.

“Pledge and Security Agreement” shall mean that certain Pledge and Security Agreements, dated of even date herewith, executed by the pledgor named therein in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Policy” or “Policies” shall have the meaning set forth in Exhibit A hereof. “Prepayment Date” shall have the meaning set forth in Section 2.3.1(a) hereof. “Prohibited Person” shall mean any Person:

(a) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(d) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order and such information would be revealed from a standard tenant background check;

(e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(f) who is an Affiliate of or affiliated with a Person listed above.

“Property” shall mean, each parcel of real property more particularly described on Schedule I annexed hereto and made a part hereof and located at [    ], the Improvements thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to the Property and Improvements, each as more particularly described in the Security Instrument and referred to therein as the “Mortgaged Property”.

“Property Management Agreement” shall mean that certain [Vacation Rental Services Agreement] between Borrower and Property Manager, pursuant to which the Property Manager is to provide management and other services with respect to the Property, or, if the context requires, the Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

“Property Manager” shall mean Vacasa LLC or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement.

“Qualified Manager” shall mean a reputable and experienced professional management organization which manages, together with its Affiliates, at least ten (10) properties of a type, quality and size similar to the Property, and who shall have been approved by Lender.

“Rating Agencies” shall mean each of S&P, Moody’s, and Fitch, and any other nationally recognized statistical rating agency which has been approved by Lender.

“REA” shall mean any construction, operation and reciprocal easement agreement or similar agreement (including any separate agreement or other agreement between Borrower and one or more other parties to an REA with respect to such REA) affecting the Property or portion thereof.

“Release” of any Hazardous Materials shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

“Renewal Lease” shall have the meaning set forth in Section 5.1.17(a) hereof. “Rents” shall have the meaning set forth in the Security Instrument.

“Replacement Management Agreement” shall mean, collectively, (a) a management agreement with a Qualified Manager or another Person reasonably acceptable to Lender in form and substance acceptable to Lender and (b) a subordination of management agreement in form and substance acceptable to Lender, executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Required Capital Expenditures” shall have the meaning set forth in Section 5.1.15 hereof.

“Reserve Fund Deposits” shall mean the amounts to be deposited into the Reserve Funds for any given month or at any other time as provided in this Agreement or in the other Loan Documents.

“Reserve Funds” shall mean the escrow or reserve funds established by the Loan Documents.

“Responsible Officer” shall mean with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer, vice president-finance, manager, managing member or such other authorized representative of such Person.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be approved by Lender.

“Restricted Party” shall mean Borrower, any Guarantor, any Affiliated Manager, AMI, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of, Borrower, any Guarantor, any Affiliated Manager, AMI, or any non-member manager.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, transfer or pledge of a direct or indirect legal or beneficial interest.

“Sanctioned Entity” shall mean any individual, entity, group, sector, territory or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Entity.

“Sanctions” shall mean, individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by:

(a) the United States of America, including those administered by OFAC, the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other Governmental Authorities with jurisdiction over Borrower or any subsidiary of Borrower.

“Security Instrument” shall mean that certain first priority [Deed to Secure Debt, Assignment of Leases and Rents, Security Agreement and Fixture Filing]5 [Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing]6 [Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing]7 [Deed of Trust, Security Agreement and Financing Statement]8 executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

[5]	NTD: Georgia.
[6]	NTD: Arizona; Texas; North Carolina
[7]	NTD: Florida; South Carolina
[8]	NTD: Tennessee.

“Servicer” shall have the meaning set forth in Section 9.3.1 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.3.1 hereof. “Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“State” shall mean the State or Commonwealth in which such Property or any part thereof is located.

“Stay” shall have the meaning set forth in Section 8.4 hereof.

“Survey” shall mean a survey prepared by a surveyor licensed in the State where the Property is located and satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor satisfactory to Lender.

“Tax[, HOA] and Insurance Escrow Funds” shall have the meaning set forth in Section 7.2.1(d) hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Term” shall mean the period commencing on the Closing Date through and including the Maturity Date.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if the Property is located in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property and insuring the Lien of the Security Instrument encumbering the Property, together with such endorsements and affirmative coverages as Lender may require.

“Transfer” shall have the meaning set forth in Section 5.2.10(a) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.

“USPAP” shall mean the Uniform Standards of Professional Appraisal Practice issued by the Appraisal Standards Board, as amended from time to time.

1.2	Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

1.3	Presumption.

This Agreement and all other Loan Documents shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement and all such other Loan Documents to be drafted.

ARTICLE II. GENERAL TERMS

2.1	Loan Commitment; Disbursement to Borrower.

2.1.1	Agreement to Lend and Borrow.

Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2	Single Disbursement to Borrower.

Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3	The Note, Security Instrument and Loan Documents.

The Loan shall be evidenced by the Note and secured by the Security Instrument, the Assignment of Leases and the other Loan Documents.

2.1.4	Use of Proceeds.

Borrower shall use the proceeds of the Loan to (a) acquire the Property, including the payment of any costs and expenses incurred in connection with the closing of the acquisition of the Property, (b) repay and discharge any existing loans relating to the Property, (c) pay all past- due Basic Carrying Costs, if any, with respect to the Property, (d) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein or in the other Loan Documents, (e) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, or

(f) fund any working capital requirements of the Property as determined by Lender. The balance, if any, shall be distributed to Borrower.

2.2	Interest; Loan Payments; Late Payment Charge.

2.2.1	Payments.

(a) Interest. Interest on the outstanding principal balance of the Loan outstanding from time to time shall accrue from and including the Closing Date up to and including the Maturity Date at the Interest Rate; provided, however, that during any period that an Event of Default is continuing, interest shall accrue at the Default Rate as is set forth in Section 2.2.4 below. On the Closing Date, Borrower shall pay to Lender an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date up to and including [       ]9. Commencing on [         ]10 and continuing on each Payment Date thereafter, through and including the Maturity Date, Borrower shall pay consecutive monthly payments of interest only at the Interest Rate and any amounts due pursuant to this Agreement.

(b) Origination Fee. On the Closing Date, Borrower shall pay to Lender the Origination Fee. The Origination Fee shall be deemed earned upon payment and shall not be subject to reduction or refund under any circumstances.

(c) All payments and other amounts due under the Note, this Agreement and the other Loan Documents shall be made without any setoff, defense or irrespective of, and without deduction for, counterclaims.

2.2.2	Interest Calculation.

Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate equal to the Interest Rate divided by three hundred sixty (360) by (c) the outstanding principal balance of the Loan.

2.2.3	Payment on Maturity Date.

Borrower shall pay to Lender on the Maturity Date (a) the outstanding principal balance, (b) all accrued and unpaid interest thereon and (c) all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

2.2.4	Payments after Default.

Upon the occurrence and during the continuance of an Event of Default, (a) interest on the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date of the underlying Default without regard to any grace or cure periods contained herein and (b) Lender shall be entitled to receive and Borrower shall pay to Lender on each Payment Date an amount equal to the Net Cash Flow After Debt Service for the prior month, such amount to be applied by Lender to the payment of the Debt in such order as Lender shall determine in its sole discretion, including, without limitation, alternating applications thereof between interest and principal. Interest at the Default Rate and Net Cash Flow After Debt Service shall both be computed from the occurrence of the Default until the actual receipt and collection of the Debt (or that portion thereof that is then due). To the extent permitted by Applicable Law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Security Instrument. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the acceptance of any payment of Net Cash Flow After Debt Service shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under the Note to accelerate and to continue to demand payment of the Debt upon the happening of any Event of Default, despite any payment of Net Cash Flow After Debt Service.

[9]	NTD: Last day of closing calendar month.
[10]	NTD: First day of calendar month after the month following the closing.

2.2.5	Late Payment Charge.

If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by Applicable Law.

2.2.6	Usury Savings.

This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated Term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7	Indemnified Taxes.

(a) All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, Indemnified Taxes, excluding (i) Indemnified Taxes measured by Lender’s net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Lender is resident or organized, or any political subdivision thereof, (ii) taxes measured by Lender’s overall net income, and franchise taxes imposed on it, by the jurisdiction of Lender’s lending office or any political subdivision thereof or in which Lender is resident or engaged in business, and (iii) withholding taxes imposed by the United States of America, any state, commonwealth, protectorate territory or any political subdivision or taxing authority thereof or therein as a result of the failure of Lender which is a Non-U.S. Entity to comply with the terms of paragraph (b) below. If any non-excluded Indemnified Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all non-excluded Indemnified Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any non- excluded Indemnified Tax is payable pursuant to Applicable Law by Borrower, Borrower shall send to Lender an original official receipt showing payment of such non excluded Indemnified Tax or other evidence of payment reasonably satisfactory to Lender. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such non excluded Indemnified Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

(b) In the event that Lender or any successor and/or assign of Lender is not incorporated under the laws of the United States of America or a state thereof (a “Non-U.S. Entity”) Lender agrees that, prior to the first date on which any payment is due such entity hereunder, it will deliver to Borrower two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such entity is entitled to receive payments under the Note, without deduction or withholding of any United States federal income taxes. Each entity required to deliver to Borrower a Form W-8BEN or W-8ECI pursuant to the preceding sentence further undertakes to deliver to Borrower two further copies of such forms, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires (which, in the case of the Form W-8ECI, is the last day of each U.S. taxable year of the Non-U.S. Entity) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and such other extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-8BEN or W-8ECI that such entity is entitled to receive payments under the Note without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such entity from duly completing and delivering any such form with respect to it and such entity advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

2.2.8	Making of Payments.

(a) All payments and prepayments under this Agreement and the Note shall be made to Lender not later than 12:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office by wire transfer or as otherwise approved by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(a) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day, including the payment of principal due on the Maturity Date.

2.3	Prepayments.

2.3.1	Voluntary Prepayments.

On any Payment Date, Borrower may, at its option, prepay the Loan in whole (but not in part), upon satisfaction of the following conditions:11

(a) Borrower shall provide prior written notice to Lender (which notice shall be irrevocable) specifying the date (the “Prepayment Date”) upon which the prepayment is to be made, which notice shall be delivered to Lender not less than thirty (30) days prior to such payment;

(b) Borrower shall pay to Lender the outstanding principal balance of the Loan;

(c) Borrower shall pay to Lender, simultaneously with such prepayment, (i) all accrued and unpaid interest calculated at the Interest Rate on the amount of principal being prepaid through and including the Prepayment Date, (ii) in addition to the payment required in clause (i) above, an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the calendar month in which such prepayment occurs, notwithstanding that such calendar month extends beyond the date of prepayment, (iii) the Minimum Interest Amount (if any is due), and (iv) all other sums then due under this Agreement, the Note or the other Loan Documents; and

(d) If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.3.1, the amount designated for prepayment and all other sums required under this Section 2.3.1 shall be due and payable on the Prepayment Date.12

2.3.2	Mandatory Prepayments.

On the next occurring Payment Date following the date on which Borrower actually receives any (a) Net Proceeds, if and to the extent Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Property, or (b) any Crossed Property Sale Proceeds, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds and Crossed Property Sale Proceeds. Such prepayment shall be applied, first, to interest on the outstanding principal balance of the Loan that would have accrued at the Interest Rate and then to all other amounts then due to Lender under this Agreement or any of the other Loan Documents and then to the outstanding principal balance of the Loan. So long as no Event of Default has occurred and is continuing, no Minimum Interest Amounts shall be due in connection with any prepayment made pursuant to this Section 2.3.2.

[11]	NTD: The entire Loan will be attributable to the individual Property.
[12]	NTD: Each loan agreement would apply to a single property, so release of individual properties would not be applicable here.

2.3.3	Prepayments After Default.

If, following an Event of Default, Borrower tenders payment of all or any part of the Debt, or if all or any portion of the Debt is recovered by Lender after such Event of Default, such tender or recovery shall be deemed a voluntary prepayment by Borrower and Borrower shall pay, in addition to the Debt, (i) all accrued and unpaid interest calculated at the Default Rate on the amount of principal being prepaid through and including the Prepayment Date together with an amount equal to the interest that would have accrued at the Default Rate through the end of the calendar month in which such prepayment occurs; (ii) an amount equal to the Minimum Interest Amount, if any, and (iii) all other sums due under this Agreement, the Note or the other Loan Documents in connection with a partial or total prepayment.

2.3.4	Application of Prepayments.

All prepayments received pursuant to this Section 2.3 shall be applied first, to interest on the outstanding principal balance being prepaid that accrued through and including the Prepayment Date, second, to interest on the outstanding principal balance being prepaid that would have accrued through the end of the calendar month in which the prepayment occurred, and third, to the payments of principal due under the Loan in the inverse order of maturity.

2.3.5	Release on Payment in Full.

Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note, this Agreement and the Cross-Collateralization Agreement, release the Lien of the Security Instrument not theretofore released, terminate the Assignment of Leases and remit any remaining Reserve Funds to Borrower.

ARTICLE III. INTENTIONALLY OMITTED

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

4.1	Borrower Representations.

Borrower represents and warrants that:

4.1.1	Organization.

Borrower is duly organized and is validly existing, in full force and effect, and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the Property, its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged. The organizational chart attached as Schedule II hereto, relating to Borrower, certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

4.1.2	Proceedings.

Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3	No Conflicts.

The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or any of the Property or any of Borrower’s other assets, or any license or other approval required to own, manage or operate the Property, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents have been obtained and is in full force and effect.

4.1.4	Litigation.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower or any Affiliate thereof, Guarantor or the Property, which actions, suits or proceedings, if determined against Borrower, Guarantor or any of their Affiliates or the Property, might materially adversely affect the condition (financial or otherwise) or business of Borrower or the condition or ownership of the Property or which involve the validity or enforceability of the Security Instrument or the priority of the Lien thereof, at law or in equity, or before or by any Governmental Authority and Borrower is not in default with respect to any order, ruling or decree of any court, arbitration body, or Governmental Authority.

4.1.5	Agreements.

Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under the Loan Documents. Borrower is not in breach of, in default under, or in violation of any agreement or instrument to which the Property securing the Loan are subject, or of any Legal Requirement applicable to the Property.

4.1.6	Solvency.

Borrower (a) has not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Borrower does not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition under the Bankruptcy Code or similar state bankruptcy or insolvency law has been filed against Borrower or any constituent Person in the last seven (7) years, and neither Borrower nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under the Bankruptcy Code or similar state bankruptcy or insolvency law or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.7	Full and Accurate Disclosure.

No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, or might materially and adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.8	No Plan Assets.

Borrower is not a Plan and none of the assets of Borrower constitute or will constitute, by virtue of the application of 29 C.F.R. §2510.3-101(f) as modified by Section 3(42) of ERISA, “Plan Assets” of one or more Plans. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to State statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement. With respect to any multiemployer plan to which Borrower or any entity that is under common control with Borrower within the meaning of ERISA Section 4001(a)(14) is or has been obligated to contribute, neither Borrower nor any such entity has incurred any material liability under ERISA Section 515 of ERISA or Title IV of ERISA which is or remains unsatisfied.

4.1.9	Compliance.

Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, all Environmental Laws, building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.10	Financial Information.

All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower and the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (c) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof for residential purposes except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.11	Condemnation.

No Condemnation or other similar proceeding has been commenced or, to the best of Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.12	Federal Reserve Regulations.

No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents. Borrower shall not, to its actual knowledge, use the proceeds of any Loan hereunder to purchase any asset or securities from any Lender “affiliate” as such term is defined in the Federal Reserve Board’s Regulation W.

4.1.13	Utilities and Public Access.

The Property has rights of access to public ways and is served by public water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended use. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purpose have been completed, are physically open and are dedicated to public use and have been accepted by all Governmental Authorities.

4.1.14	Not a Foreign Person.

Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code, and if requested by Lender, Borrower will so certify (or in the case of a disregarded entity, its owner will certify) to Lender or a person designated by Lender under penalties of perjury to the accuracy of this representation, and will provide in such certification such additional information as Lender may reasonably request related thereto. To the extent Borrower otherwise has a withholding requirement under the Code, Lender (or its beneficial owners) agrees to provide a statement to Borrower (or such other U.S. person servicing this Loan from whom Lender receives interest payments on this Loan) that meets the requirements of Section 871(h)(5) of the Code, identifying the beneficial owner(s) of the Note as not being a U.S. person and that person’s classification under the Foreign Account Tax Compliance Act to the extent applicable. Any purported sale, transfer or assignment of the Note by any way other than as described in the Note shall be void and of no force or effect, and the Borrower shall be entitled to make payments hereunder to the last recorded Lender despite any such purported sale, transfer or assignment.

4.1.15	Separate Tax Lot and Zoning Lot.

The Property constitutes a distinct parcel or parcels for purposes of zoning and of taxes, assessments and impositions (public or private) and is not otherwise considered as part of a larger single lot which includes property other than the Property for purposes of zoning or of taxes, assessments or impositions (public or private).

4.1.16	Assessments.

There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.17	Enforceability.

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.18	No Prior Assignment.

There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.19	Insurance.

Borrower has obtained and has delivered to Lender certified copies of all insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

4.1.20	Use of Property.

The Property is used exclusively for residential purposes and other appurtenant and related uses.

4.1.21	Certificate of Occupancy; Licenses.

All certifications, permits, licenses and approvals, including without limitation,

certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property by Borrower for residential purposes (collectively, the “Licenses”), have been obtained and are in full force and effect and are not subject to revocation, suspension or forfeiture. Borrower shall keep and maintain all Licenses necessary for the operation of the Property for residential purposes. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

4.1.22	Flood Zone.

None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Exhibit A is in full force and effect.

4.1.23	Physical Condition.

The Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. The Property is free from damage covered by fire or other casualty. All liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and in compliance with all Legal Requirements in all material respects.

4.1.24	Boundaries.

All of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements.

4.1.25	Leases.

[The Property is not subject to any Leases. No Person has any possessory interest in the Property or right to occupy the same.] OR [The Property is not subject to any Leases other than the Leases described in Schedule IV attached hereto and made a part hereof. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and, there are no defaults by Borrower or any tenant under any Lease, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults under any Lease. No Rent has been paid more than one (1) month in advance of its due date. There are no offsets or defenses to the payment of any portion of the Rents. All work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. Except as described on Schedule IV, no tenant under any Lease has sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under sublease, nor does anyone except such tenant and its employees occupy such leased premises. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No tenant under any Lease has any right or option for additional space in the Improvements.]

4.1.26	Survey.

The Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.27	No Other Debt.

Borrower has not borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.

4.1.28	Filing and Recording Taxes.

All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid or will be paid at or prior to the filing or recordation of the Security Instrument or any other Loan Document. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or will be paid at or prior to the filing or recordation of the Security Instrument or any other Loan Document.

4.1.29	Title.

Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Security Instrument, when properly recorded in the appropriate records, together with any UCC financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Security Instrument. None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Security Instrument and this Agreement, (b) materially and adversely affect the value of the Property, (c) impair the use or operations of the Property, or

(d) impair Borrower’s ability to pay its Obligations in a timely manner.

4.1.30	Management Agreements.

The Asset Management Agreement and the Property Management Agreement are each in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.31	Illegal Activity.

No portion of the Property has been or will be purchased with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal activities or activities relating to any controlled substances at the Property.

4.1.32	No Change in Facts or Circumstances; Disclosure.

All information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any information described in this Section 4.1.32 or any representation or warranty made herein to be materially misleading.

4.1.33	Investment Company Act.

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended;

(b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or State law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.34	Principal Place of Business; State of Organization.

Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). The organizational identification number of Borrower is as follows: [    ].

4.1.35	Reserved.

4.1.36	Business Purposes.

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

4.1.37	Taxes.

Borrower has filed all federal, State, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

4.1.38	Forfeiture.

Neither Borrower nor any other Person in occupancy of or involved with the operation or use of the Property has committed any act or omission affording the federal government or any State or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under the Note, this Agreement or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

4.1.39	Environmental Representations and Warranties.

Borrower represents and warrants that: (a) there are no Hazardous Materials or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the Property or each tenant’s respective business at the Property as set forth in their respective Leases, or (B) held by a tenant for sale to the public in its ordinary course of business, (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law and which would require remediation by a Governmental Authority in, on, under or from the Property; (c) there is no threat of any Release of Hazardous Materials migrating to the Property; (d) there is no past or present non-compliance with current Environmental Laws, or with permits issued pursuant thereto, in connection with the Property; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials in, on, under or from the Property; and (f) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property known to Borrower or contained in Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from the Property and/or to the environmental condition of the Property.

4.1.40	Taxpayer Identification Number.

Borrower’s United States taxpayer identification number is [    ].

4.1.41	OFAC.

Neither Borrower, Guarantor or any of their respective Affiliates is a Prohibited Person, and Borrower, Guarantor and their respective Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

4.1.42	Consents.

No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

4.1.43	Purchase Options.

Neither the Property nor any part thereof is subject to any purchase options or other similar rights in favor of third parties.

4.1.44	Embargoed Person.

As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C.

§§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.45	Reciprocal Easement Agreements.

(a) Neither Borrower, nor any other party is currently in default (nor has any notice been given or received with respect to an alleged or current default) under any of the terms and conditions of the REA, and the REA remains unmodified and in full force and effect;

(b) All easements granted pursuant to the REA which were to have survived the site preparation and completion of construction (to the extent that the same has been completed), remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise;

(c) All sums due and owing by Borrower to the other parties to the REA (or by the other parties to the REA to the Borrower) pursuant to the terms of the REA, including without limitation, all sums, charges, fees, assessments, costs, and expenses in connection with any taxes, site preparation and construction, non shareholder contributions, and common area and other property management activities have been paid, are current, and no lien has attached on the Property (or threat thereof been made) for failure to pay any of the foregoing;

(d) The terms, conditions, covenants, uses and restrictions contained in the REA do not conflict in any manner with any terms, conditions, covenants, uses and restrictions contained in any Lease or in any agreement between Borrower and occupant of any peripheral parcel, including without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions; and

(e) The terms, conditions, covenants, uses and restrictions contained in each Lease do not conflict in any manner with any terms, conditions, covenants, uses and restrictions contained in the REA, any other Lease or in any agreement between Borrower and occupant of any peripheral parcel, including without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions.

4.1.46 Sanctions. None of Borrower, any subsidiary of Borrower or, to Borrower’s knowledge, any director, officer, employee, agent or Affiliate of any of the foregoing,

(a) is a Sanctioned Entity; (b) is controlled by or is acting on behalf of a Sanctioned Entity; (c) to Borrower’s knowledge is under investigation for an alleged breach of Sanction(s) by a Governmental Authority that enforces Sanctions; or (d) will fund any repayment of the Loan with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause Lender or any other party to this Agreement to be in breach of any Sanctions.

4.1.47 [HOA. Schedule V (as the same may be updated by Borrower from time to time by delivery to Lender) is a true, complete and accurate list of the HOAs affecting the Property, including the notice address of such HOAs pertaining to the Property, if any. Other than as set forth on Schedule V, none of the single family homes are subject to an HOA or a housing development area built by a specific developer and subject to specified criteria (such as HOA Fees), as established by the developer with permission from the applicable Governmental Authority, that determined the private and common areas and building guidelines for residential housing within such area in lieu of what would otherwise be allowed by local zoning laws.]

4.2	Survival of Representations.

Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V. BORROWER COVENANTS

5.1	Affirmative Covenants.

From the date hereof and until payment and performance in full of all Obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1	Existence; Compliance with Legal Requirements.

(a) Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises, and comply, in all material respects, with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any State or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instrument. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.

(b) Borrower agrees that the Property shall at all times comply with the requirements of the Access Laws, to the extent such Access Laws are applicable to the Property. Notwithstanding any provisions set forth herein or in any other documents regarding Lender’s approval or alterations of the Property, Borrower shall not alter the Property in any manner which would materially increase Borrower’s responsibilities for compliance with the applicable Access Laws without the prior written approval of Lender. The foregoing shall apply to tenant improvements constructed by Borrower or any tenants. Lender may condition any such approval upon receipt of a certificate of Access Law compliance from an architect, engineer, or other person acceptable to Lender. Borrower agrees to give prompt notice to Lender of the receipt by Borrower of any written complaints related to violations of any Access Laws and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.

5.1.2	Taxes[, HOA Fees] and Other Charges.

Borrower shall pay all Taxes[, HOA Fees] and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable. Borrower shall13 furnish to Lender receipts, or other evidence for the payment of the Taxes[, HOA Fees] and the Other Charges within 30 days of the due date of any Taxes due on the Property (provided, however, that Borrower is not required to furnish any such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes[, HOA Fees] or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Laws; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes[, HOA Fees] or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes[, HOA Fees] or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes[, HOA Fees] or Other Charges, together with all interest and penalties thereon. Lender may apply such security or part thereof held by Lender at any time when, in the judgment of Lender, the validity or applicability of such Taxes[, HOA Fees] or Other Charges are established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.

5.1.3	Litigation.

Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower or Guarantor which might materially adversely affect Borrower’s condition (financial or otherwise) or business or the Property.

5.1.4	Access to the Property.

Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

[13]	NTD: What is the intention of the semi-annual certificate?

5.1.5	Notice of Default.

Borrower shall promptly advise Lender of any material adverse change in Borrower’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6	Cooperate in Legal Proceedings.

Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7	Award and Insurance Benefits.

Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Award or Insurance Proceeds.

5.1.8	Further Assurances.

Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the authorization of Lender to execute and/or the execution by Borrower of UCC financing statements; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.9	Mortgage and Intangible Taxes.

Borrower shall pay all State, county and municipal recording, mortgage, intangible, and all other taxes imposed upon the execution and recordation of the Security Instrument and/or upon the execution and delivery of the Note.

5.1.10	Financial Reporting.

(a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be reasonably necessary or appropriate in the protection of Lender’s interest.

(b) (i) Borrower will furnish to Lender quarterly, within (x) forty-five (45) days after the end of the first and third fiscal quarter of each Fiscal Year and (y) ninety (90) days after the end of the second and fourth fiscal quarter of each Fiscal Year, a complete copy of Borrower’s quarterly financial statements in accordance with GAAP (or such other accounting basis acceptable to Lender). Such statements will contain statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such quarter and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses and shall contain a certificate executed by a Responsible Officer or other appropriate officer of Borrower stating that each such quarterly financial statement presents fairly the financial condition and the results of operations of Borrower and the Property upon and has been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender).

(ii) Borrower will furnish to Lender annually, within one hundred and twenty (120) days following the end of each Fiscal Year, a complete copy of Borrower’s annual financial statements prepared by an Approved Accountant in accordance with GAAP (or such other accounting basis acceptable to Lender) and a copy of all of Borrower’s most recent State and Federal income tax returns. Such statements will contain statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Borrower’s annual financial statements shall be accompanied by (x) a comparison of the budgeted income and expenses to the actual income and expenses for the prior Fiscal Year and (y) a certificate executed by a Responsible Officer or other appropriate officer of Borrower stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and has been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender).

(c) (i) Borrower will cause Guarantor to furnish to Lender within the timeframe set forth in Section 5.1.10(b)(i) above, a complete copy of Guarantor’s quarterly financial statements in accordance with GAAP (or such other accounting basis acceptable to Lender) containing statements of profit and loss for Guarantor and a balance sheet for Guarantor. Guarantor’s semi-annual, and first and third quarter, quarterly financial statements shall be accompanied by a certificate executed by a Responsible Officer or other appropriate officer of Guarantor stating that each such quarterly financial statement presents fairly the financial condition and the results of operations of Guarantor and has been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender).

(ii) Borrower will cause Guarantor to furnish to Lender annually, within the timeframe set forth in Section 5.1.10(b)(ii) above, following the end of each Fiscal Year, (I) a complete copy of Guarantor’s annual financial statements prepared by an Approved Accountant in accordance with GAAP containing statements of profit and loss for Guarantor, (II) a balance sheet for Guarantor and (III) a copy of all of Guarantor’s most recent State and Federal income tax returns. Guarantor’s annual financial statements shall be accompanied by a certificate executed by a Responsible Officer or other appropriate officer of Guarantor stating that each such annual financial statement presents fairly the financial condition and the results of operations of Guarantor and has been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender).

(d) Borrower will furnish, or cause to be furnished, to Lender on or before twenty (20) days after the end of each calendar month the following items, accompanied by a certificate of a Responsible Officer or other appropriate officer of Borrower stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments): (i) a rent roll for the subject month accompanied by an Officer’s Certificate with respect thereto; (ii) monthly and year-to- date operating statements (including Capital Expenditures) prepared for each calendar month, noting Net Operating Income, Gross Income from Operations, and Operating Expenses, and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender and (iii) a calculation reflecting the annual debt service coverage ratio for the immediately preceding twelve (12) month period as of the last day of such month accompanied by an Officer’s Certificate with respect thereto.

(e) Borrower shall furnish to Lender, within ten (10) days after request such further detailed information with respect to the operation of the Property and the financial affairs of Borrower and/or Guarantor, as may be reasonably requested by Lender.

(f) Borrower agrees that Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in all or any portion of the Loan (collectively, the “Investor”), all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any Guarantor and the Property, whether furnished by Borrower, any Guarantor or otherwise, as Lender determines necessary or desirable. Borrower irrevocably waives any and all rights it may have under any Applicable Laws to prohibit such disclosure, including, but not limited, to any right of privacy.

5.1.11	Business and Operations.

Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will remain in good standing under the laws of each jurisdiction to the extent required for the ownership, maintenance, management and operation of the Property.

5.1.12	Costs of Enforcement.

In the event (a) that the Security Instrument encumbering the Property is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Security Instrument encumbering the Property in which proceeding Lender is made a party, or

(c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.13	Estoppel Statement.

(a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, and (vi) that the Note, this Agreement, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall within ten (10) days (or such longer period as is provided in such tenants lease) deliver to Lender upon request, tenant estoppel certificates from each commercial tenant leasing space at the Property in form and substance reasonably satisfactory to Lender.

5.1.14	Loan Proceeds.

Borrower shall use the proceeds of the Loan received by it only for the purposes set forth herein.

5.1.15	Performance of Required Capital Expenditures.

(a) Borrower shall complete all of the Capital Expenditures set forth on Schedule IV (the “Required Capital Expenditures”) in a good and workmanlike manner, in no event later than [              ].

(b) Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Required Capital Expenditures with respect to the Property. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(c) In the event Lender determines in its reasonable discretion that any Required Capital Expenditure is not being performed in a workmanlike or timely manner or that any Required Capital Expenditure has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Required Capital Expenditure and to proceed under existing contracts or to contract with third parties to complete such Required Capital Expenditure, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d) In order to facilitate Lender’s completion or making of the Required Capital Expenditures pursuant to Section 5.1.15(c) above, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete or make the Required Capital Expenditures and/or employ watchmen to protect the Property from damage. All sums so expended by Lender shall be deemed to have been advanced under the Loan to Borrower and secured by the Security Instrument. For this sole purpose, Borrower agrees to constitute and appoint Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Required Capital Expenditures in the name of Borrower. The terms of such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower will empower said attorney-in-fact as follows: (i) to make such additions, changes and corrections to the Required Capital Expenditures as shall be necessary or desirable to complete the Required Capital Expenditures; (ii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iii) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of the Required Capital Expenditures, or for clearance of title; (iv) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (v) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vi) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e) Nothing in this Section 5.1.15 shall: (i) make Lender responsible for making or completing the Required Capital Expenditures; (ii) obligate Lender to proceed with the Required Capital Expenditures; or (iii) obligate Lender to demand from Borrower additional sums to make or complete any Required Capital Expenditure.

(f) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making any Required Capital Expenditures pursuant to this Section 5.1.15 to enter onto the Property during normal business hours to inspect the progress of any Required Capital Expenditure and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Required Capital Expenditure which are or may be kept at the Property, which plans and shop drawings shall have been approved by Lender and/or Lender’s agents and representatives, and to complete any Required Capital Expenditure made pursuant to this Section 5.1.15. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 5.1.15(f) or the completion of any Required Capital Expenditures pursuant to this Section 5.1.15.

(g) The Required Capital Expenditures and all materials, equipment, fixtures, or any other item comprising a part of any Required Capital Expenditure shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other Liens.

(h) Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s Liens or other Liens of any nature have been placed against the Property since the date of recordation of the Security Instrument and that title to the Property is free and clear of all Liens (other than the Lien of the related Security Instrument and other Permitted Encumbrances).

(i) All Required Capital Expenditures shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(j) To the extent not maintained pursuant to Exhibit A hereof, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under Applicable Laws in connection with a particular Required Capital Expenditure. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

5.1.16	Title to the Property.

Borrower will warrant and defend the validity and priority of the Liens of the Security Instrument and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to the Permitted Encumbrances.

5.1.17	Leasing Matters.

(a) Borrower may enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to, or greater than, existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arms-length transaction with a bona fide, independent third party tenant, (iii) does not have a material adverse effect on the value or quality of the Property, (iv) is subject and subordinate to the Security Instrument and the Assignment of Leases and the lessee thereunder agrees to attorn to Lender and (v) is written on the standard form of lease approved by Lender. All proposed Leases which do not satisfy the requirements set forth in this Section 5.1.17(a) shall be subject to the prior approval of Lender, which approval shall not be unreasonably withheld. At Lender’s request, Borrower shall promptly deliver to Lender copies of all Leases which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this Section.

(b) Borrower (i) shall observe and perform all the obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to impair the value of any of the Leases as security for the Debt; (ii) shall promptly send copies to Lender of all notices of default or other material matters which Borrower shall send or receive with respect to the Leases; (iii) shall enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed (except for termination of a Lease which shall require Lender’s prior written approval); (iv) shall not collect any of the Rents more than one (1) month in advance (except security deposits shall not be deemed Rents collected in advance); (v) shall not execute any other assignment of the lessor’s interest in any of the Leases or the Rents; (vi) shall not consent to any assignment of or subletting under any Leases not in accordance with their terms, without the prior written consent of Lender and (vii) shall, in the case of residential Leases, comply with all requirements to register such Leases with the applicable municipal agency.

5.1.18	Management Agreements.

(a) The Improvements on the Property are operated under the terms and conditions of the Management Agreements. In no event shall the management fees under (i) the Asset Management Agreement exceed five (5%) of the gross income derived from the Property and (ii) the Property Management Agreement exceed twenty percent (20%) of the gross income derived from the Property. Borrower shall (i) diligently perform and observe all of the terms, covenants and conditions of the Management Agreements, on the part of Borrower to be performed and observed to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under the Management Agreements and (ii) promptly notify Lender of the giving of any notice by either Manager to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of either Management Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice. Borrower shall not surrender either Management Agreement, consent to the assignment by either Manager of its interest under either Management Agreement, or terminate or cancel either Management Agreement, or modify, change, supplement, alter or amend either Management Agreement, in any respect, either orally or in writing. Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower to surrender either Management Agreement, or to terminate, cancel, modify, change, supplement, alter or amend either Management Agreement, in any respect, and any such surrender of either Management Agreement, or termination, cancellation, modification, change, supplement, alteration or amendment of either Management Agreement, without the prior consent of Lender shall be void and of no force and effect. If Borrower shall default in the performance or observance of any material term, covenant or condition of either Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreements on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreements shall be kept unimpaired and free from default. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If either Manager shall deliver to Lender a copy of any notice sent to Borrower of default under either Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall not, and shall not permit either Manager to, sub-contract any or all of its management responsibilities under either Management Agreement to a third- party without the prior written consent of Lender, which consent shall not be unreasonably withheld. Borrower shall, from time to time, obtain from either Manager such certificates of estoppel with respect to compliance by Borrower with the terms of either Management Agreement as may be requested by Lender. Borrower shall exercise each individual option, if any, to extend or renew the term of either Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Lender pursuant to this paragraph (i) shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, (ii) shall be deemed to constitute a portion of the Debt, (iii) shall be secured by the lien of the Security Instrument and the other Loan Documents and (iv) shall be immediately due and payable upon demand by Lender therefor.

(b) Borrower, upon the request of Lender, shall (i) if a Manager is managing the Property, terminate either Management Agreement and replace such Manager or request, without penalty or fee, if at any time during the Loan: (1) such Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, (2) an Event of Default has occurred and continues, or (3) a default occurred and continues by such Manager under either Management Agreement or (ii) if Borrower is self-managing the Property or at any time during the Loan an Event of Default has occurred and continues, retain a Qualified Manager to manage the Property. At such time as either Manager may be removed or Borrower’s self-management of the Property has ceased, a Qualified Manager shall assume management of the Property pursuant to a Replacement Management Agreement.

5.1.19	Environmental Covenants.

(a) Borrower covenants and agrees that so long as the Loan is outstanding (i) all uses and operations on or of the Property, whether by Borrower or any other Person, shall be in compliance in all material respects with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Materials in, on, under or from the Property; (iii) there shall be no Hazardous Materials in, on, or under the Property, except those that are both (A) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (B) (1) in amounts not in excess of that necessary to operate the Property or (2) fully disclosed to and approved by Lender in writing; (iv) Borrower shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to paragraph (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that the Property is not in full compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender to (A) effectuate remediation of any Hazardous Materials in, on, under or from the Property; and (B) comply with any Environmental Law; (viii) Borrower shall not allow any tenant or other user of the Property to violate any Environmental Law; and (ix) Borrower shall immediately notify Lender in writing after it has become aware of (A) any presence or Release or threatened Releases of Hazardous Materials in, on, under, from or migrating towards the Property; (B) any non- compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required or proposed remediation of environmental conditions relating to the Property; and (E) any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials.

(b) Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Borrower shall cooperate with and provide access to Lender and any such Person designated by Lender.

5.1.20	Alterations.

Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements.

5.1.21	OFAC.

At all times throughout the Term of the Loan, Borrower, Guarantor and their respective Affiliates shall be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

5.1.22	Reserved.

5.1.23	Confirmation of Representations.

Borrower shall deliver, upon the request of Lender, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower.

5.1.24	Negative Pledge.

Borrower has granted the Lender a first priority mortgage lien on the Property. Borrower shall not create or permit any other encumbrance or lien upon the Property (other than Permitted Encumbrances) and Borrower will not, and will not permit any other Person to create, assume, incur or suffer to exist any lien, mortgage, pledge, charge, security interest or other encumbrance of any kind on or with respect to the Property.

5.1.25	Compliance with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

(a) None of Borrower, any subsidiary of Borrower, or, to Borrower’s knowledge, any director, officer, employee, agent or Affiliate of any of the foregoing, in each case directly or indirectly, shall use the proceeds of the Loan, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Entity or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause Lender to be in breach of any Sanctions.

(b) Each of Borrower and any subsidiary of Borrower shall, and, to Borrower’s knowledge, any director, officer, employee, agent or Affiliate of any of the foregoing shall ensure it does not use the Loan in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(c) Borrower shall comply with all applicable Sanctions, Anti- Money Laundering Laws and Anti-Corruption Laws in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects.

5.2	Negative Covenants.

From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument encumbering the Property in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1	Liens.

Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for the Permitted Encumbrances.

5.2.2	Dissolution.

Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent expressly permitted by the Loan Documents or (c) except as expressly permitted under the Loan Documents, modify, amend, waive or terminate its Organizational Documents or its qualification and good standing in any jurisdiction.

5.2.3	Change In Business.

Borrower shall not enter into any line of business other than the ownership, acquisition, development, operation, leasing and management of the Property (including providing services in connection therewith), or make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.

5.2.4	Debt Cancellation.

Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.5	Zoning.

Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non- conforming use under any zoning ordinance or any other Applicable Law, without the prior written consent of Lender; provided, however, Borrower may initiate or consent to a zoning reclassification of the Property that augments the options for current use so long as the current use is not changed during the term of the Loan and the final use will include residential use. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower shall not cause or permit the nonconforming use to be discontinued or the nonconforming improvement to be abandoned without the express written consent of Lender. Borrower shall not establish any condominium or cooperative regime with respect to the Property without the prior written consent of Lender, nor shall Borrower initiate, join in or consent to any change in any private restrictive covenant, zoning ordinance or other public or private restrictions, limiting or defining the uses which may be made of the Property or any portion thereof.

5.2.6	No Joint Assessment.

Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.2.7	Name, Identity, Structure, or Principal Place of Business.

Borrower shall not change its name, identity (including its trade name or names), or principal place of business set forth in the introductory paragraph of this Agreement, without, in each case, first giving Lender thirty (30) days prior written notice. Borrower shall not change its corporate, partnership or other structure, or the place of its organization as set forth in Section 4.1.34, without, in each case, the consent of Lender. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.

5.2.8	ERISA.

(a) During the Term of the Loan or of any obligation or right hereunder, Borrower shall not be a Plan and none of the assets of Borrower shall constitute Plan Assets.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the Term of the Loan, as requested by Lender in its sole discretion, and represents and covenants that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to State statutes regulating investments and fiduciary obligations with respect to governmental plans; and

(C) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.9	Affiliate Transactions.

Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners, shareholder or members of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

5.2.10	Transfers.

(a) Borrower shall not sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.17 hereof, without the prior written consent of Lender.

(b) A Transfer shall include, but not be limited to: (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non- managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.18 hereof.

(c) Notwithstanding the provisions of this Section 5.2.10 (including without limitation the provisions of Section 5.2.10(d)) Lender’s consent shall not be required in connection with one or a series of transfers of not more than forty-nine percent (49%) of the direct or indirect stock, general partnership interests, the limited partnership interests, the managing member interests or non-managing membership interests (as the case may be) in AMI; provided, however, (i) no such Transfer shall result in the change of Control in Borrower such that ReAlpha Tech Corp. does not Control Borrower or AMI; (ii) (x) ReAlpha Tech Corp. shall own at least a fifty-one percent (51%) direct or indirect equity ownership interest in each of Borrower and AMI and (y) ReAlpha Tech Corp. shall (1) Control Borrower and AMI and (2) control the day-to-day operation of the Property; (iii) Lender shall receive not less than thirty (30) days’ prior notice of such proposed Transfer; (iv) such Transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question, (x) remake the representations contained herein relating to ERISA, OFAC and USA Patriot Act matters and the covenants contained in Section 5(j) of the Master Facility Agreement (and, upon Lender’s request, Borrower shall deliver to Lender (1) an Officer’s Certificate containing such updated representations and covenants effective as of the date of the consummation of the applicable equity transfer and (2) searches, acceptable to Lender, for any Person owning, directly or indirectly, ten percent (10%) or more of the interests in AMI as a result of such Transfer) and (y) continue to comply with the covenants contained herein relating to ERISA OFAC and USA Patriot Act matters and the covenants contained in Section 5(j) of the Master Facility Agreement; and (E) no Transfer shall result in a Delaware Statutory Trust, tenancy-in-common, or “crowd funded” entity having a direct or indirect interest in Borrower. Upon request from Lender, Borrower shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 5.2.10.

(d) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer in violation of this Section 5.2.10. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer. Notwithstanding anything to the contrary contained in this Section 5.2.10, (i) no transfer (whether or not such transfer shall constitute a Transfer) shall be made to any Prohibited Person, and (ii) in the event of any transfer (whether or not such transfer shall constitute a Transfer), results in any Person and its Affiliates owning in excess of ten percent (10%) of the ownership interest in a Restricted Party, Borrower shall provide to Lender, not less than thirty (30) days prior to such transfer, the name and identity of each proposed transferee, together with the names of its controlling principals, the social security number or employee identification number of such transferee and controlling principals, and such transferee’s and controlling principal’s home address or principal place of business, and home or business telephone number. In connection with any transfer (whether or not such transfer shall constitute a Transfer), Borrower shall pay all fees and costs incurred by Lender.

5.2.11	Waste.

Borrower shall not commit or suffer any material physical waste of the Property or make any change in the use of the Property which shall in any way invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way materially impair the value of the Property or the security for the Loan. Borrower shall not, without the prior written consent of Lender permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof, except as may be required by law or in accordance with the orders of any Governmental Authorities having jurisdiction thereof.

5.2.12	Reciprocal Easement Agreement.

Borrower shall not enter into, terminate or modify any REA without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall enforce, comply with, and cause each of the parties to the REA to comply with all of the material economic terms and conditions contained in the REA.

5.2.13	Limitation on Securities Issuances.

None of Borrower or any Restricted Party shall issue any membership interests or other securities without the prior written consent of Lender, other than (x) those that have been issued as of the Closing Date and delivered to Lender, if any, or (y) pursuant to the terms and conditions of Section 5.2.10.

5.2.14	Subordinate Financing.

Borrower shall not be permitted to place any (a) subordinate financing, (b) preferred equity financing, (c) mezzanine financing, or (d) any other indebtedness, on the Property.

5.2.15	Limitations on Distributions.

Borrower shall not make any dividends, distributions or return any equity capital to its stockholders, partners or members or authorize or make any other distribution, payment or delivery of property or cash to its stockholders, partners or members in their capacity as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration any shares of any class of its capital stock.

ARTICLE VI. INSURANCE; CASUALTY; CONDEMNATION

6.1	Insurance.

Borrower shall, at Borrower’s expense, maintain or cause to be maintained in full force and effect on the Property at all times while this Agreement continues in effect insurance coverage satisfying the requirements and criteria set forth on Exhibit A attached hereto and incorporated herewith.

6.2	Casualty.

If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section

6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. However, the Borrower may use any insurance or other funds available to pay for any costs of such Restoration. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

6.3	Condemnation.

Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any part of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall, promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 6.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

6.4	Restoration.

The following provisions shall apply in connection with the Restoration of the Property:

(a) If the Net Proceeds shall be less than $100,000.00 and the costs of completing the Restoration shall be less than $100,000.00, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than One Hundred Thousand and 00/100 Dollars ($100,000.00) or the costs of completing the Restoration is equal to or greater than One Hundred Thousand and 00/100 Dollars ($100,000.00), Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to clauses (a)(i), (iv), (vi), (vii), (viii) and (ix) of Exhibit A as a result of such damage or destruction, after deduction of its costs and expenses (including, but not limited to, counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its costs and expenses (including, but not limited to, counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A) no Default or Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C) Leases demising in the aggregate a percentage amount equal to or greater than seventy-five percent (75%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all tenants under Leases shall continue to operate their respective space at such Property after the completion of the Restoration;

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, including, without limitation, all applicable Environmental Laws;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in clause (a)(v) of Exhibit A hereof, if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) six (6) months after the occurrence of such Casualty or Condemnation, or (3) the earliest date required for such completion under the terms of any Leases which are required in accordance with the provisions of this Section 6.4(b) to remain in effect subsequent to the occurrence of such Casualty or Condemnation and the completion of the Restoration, (4) such time as may be required under Applicable Law, in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or Condemnation or (5) the expiration of the insurance coverage referred to in clause (a)(v) of Exhibit A hereof;

(G) the Property and the use thereof after the Restoration will be in compliance with and permitted under all Applicable Laws;

(H) such Casualty or Condemnation, as applicable, does not result in the total loss of access to the Property or the related Improvements;

(I) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender;

(J) the Net Proceeds together with any Cash or Cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration; and

(K) each Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (1) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (2) if terminated, shall have been replaced with a Replacement Management Agreement with a Qualified Manager, prior to the opening or reopening of the Property or any portion thereof for business with the public.

(ii) The Net Proceeds shall be held by Lender in a non-interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy for the Property, and Lender receives an endorsement to such Title Insurance Policy insuring the continued priority of the Lien of the related Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion. If Lender shall receive and retain Net Proceeds, the Lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

ARTICLE VII. RESERVE FUNDS

7.1	Reserved.

7.2	Tax[, HOA] and Insurance Escrow Funds.[14]

7.2.1	Deposits.

(a) (i) On the Closing Date, from the Loan, the sum of $ [    ] has been advanced to the Borrower and then subsequently deposited with Lender into the Account for the purpose of the payment of Taxes and (ii) to the extent sufficient funds are available, Lender shall cause on each Payment Date $[    ] (the “Monthly Tax Deposit”) to be deposited into the Account pursuant to and in accordance with the Master Facility Agreement, which amounts in clauses (a)(i) and (a)(ii) Lender estimates will be sufficient in order to accumulate with Lender sufficient funds to pay Taxes due during the Term of the Loan at least thirty (30) days prior to their respective due dates.

[14]	NTD: Please provide additional detail on what type of structure you are looking for here.

(b) (i) On the Closing Date, from the Loan, the sum of $[    ] has been advanced to Borrower and then subsequently deposited with Lender into the Account for the purpose of the payment of Insurance Premiums and (ii) to the extent sufficient funds are available, Lender shall cause on each Payment Date $[    ] (the “Monthly Insurance Premium Deposit”) to be deposited into the Account pursuant to and in accordance with the Master Facility Agreement, which amounts in clauses (b)(i) and (b)(ii) Lender estimates will be sufficient in order to accumulate with Lender sufficient funds to pay all Insurance Premiums at least thirty (30) days prior to the expiration of the Policies.

(c) [(i) On the Closing Date, from the Loan, the sum of $[    ] has been advanced to Borrower and then subsequently deposited with Lender into the Account for the purpose of the payment of HOA Fees and (ii) to the extent sufficient funds are available, Lender shall cause on each Payment Date $[    ] (the “Monthly HOA Deposit”) to be deposited into the Account pursuant to and in accordance with the Master Facility Agreement, which amounts in clauses (c)(i) and (c)(ii) Lender estimates will be sufficient in order to accumulate with Lender sufficient funds to pay HOA Fees due during the Term of the Loan at least thirty (30) days prior to their respective due dates.]

(d) The amounts deposited in accordance with Sections 7.2.1(a), [and] (b) [and (c)] above are hereinafter called the “Tax[, HOA] and Insurance Escrow Funds”. The Monthly Tax Deposit and the Monthly Insurance Premium Deposit shall be paid by Borrower to Lender on each Payment Date. Amounts so deposited with Lender pursuant to this Section 7.2.1 shall be held by Lender in accordance with Section 7.3 hereof.

7.2.2	Release of Tax[, HOA] and Insurance Funds.

Lender will apply the Tax[, HOA] and Insurance Escrow Funds to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 and Exhibit A hereof, respectively. In making any payment relating to the Tax[, HOA] and Insurance Escrow Funds, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Any amount remaining in the Tax[, HOA] and Insurance Escrow Funds after the Debt has been paid in full shall be returned to Borrower. If at any time Lender reasonably determines that the Tax[, HOA] and Insurance Escrow Funds is not or will not be sufficient to pay Taxes[, HOA Fees] and Insurance Premiums by the dates set forth in (a), [and] (b) [and (c)] of Section 7.2.1 above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

7.3	Reserve Funds, Generally.

(a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and the related Accounts and any and all monies now or hereafter deposited in each Reserve Fund and related Account as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds and the related Accounts shall constitute additional security for the Debt.

(b) Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(d) The Reserve Funds shall be held in a non-interest bearing account. In the event that any Reserve Funds remain in the Accounts after the Maturity Date, then the sums contained therein shall be applied by Lender in reduction of the Debt.

(e) Borrower hereby consents to Lender’s placement of the Reserve Funds into Accounts maintained and held in the name of Lender or an affiliate and/or subsidiary of Lender. Lender or a designated representative or an affiliate or subsidiary of Lender shall have the sole right to make withdrawals from the Accounts.

(f) The insufficiency of any balance in Reserve Funds shall not relieve Borrower from its obligation to fulfill all its covenants and obligations as set forth in the Loan Documents.

(g) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or related Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(h) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the related Accounts or the performance of the obligations for which the Reserve Funds or the related Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower hereby assigns to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds or the related Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

ARTICLE VIII. DEFAULTS

8.1	Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) the Debt is not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest due under the Note is not paid in full on the applicable Payment Date (including any Minimum Interest Amounts) or (C) any prepayment of principal due under this Agreement or the Note is not paid when due;

(ii) if Borrower shall fail to pay any other sum hereunder (not covered by this Section 8.1(a)) or under any of the other Loan Documents when and as the same shall become due and payable;

(iii) if any of the Taxes[, HOA Fees] or Other Charges are not paid on or before the date when the same are due and payable;

(iv) if (a) the Policies are not kept in full force and effect or (b) certified copies of the Policies are not delivered to Lender on request;

(v) if Borrower transfers or encumbers any portion of any of the Property (other than a Permitted Encumbrance) in violation of the provisions of Section 5.2.10 hereof or in violation of the Security Instrument;

(vi) if any representation or warranty made by Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vii) if Borrower, Guarantor or any other guarantor under any guaranty issued in connection with the Loan shall make an assignment for the benefit of creditors;

(viii) if a receiver, liquidator or trustee shall be appointed for Borrower, Guarantor or any other guarantor under any guarantee issued in connection with the Loan or if Borrower, Guarantor or such other guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or State law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Guarantor or such other guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Guarantor or such other guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Guarantor or such other guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(ix) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x) (a) if Borrower breaches any of its covenants contained in Sections 5.1.1, 5.1.3, 5.1.4, 5.1.9, 5.1.11, 5.1.12, 5.1.14, 5.1.16, 5.1.17, 5.1.18, and/or 5.1.20 through 5.1.25, hereof, (b) if Borrower breaches any of its covenants contained in Sections 5.1.5, 5.1.6, 5.1.7, 5.1.8 and/or 5.1.10 hereof, and such breach is not cured within five (5) Business Days’ notice from Lender or (c) any breach of the covenants contained in Section 5.1.19 of this Agreement for fifteen (15) Business Days after notice from Lender or the applicable Governmental Authority; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such fifteen (15) Business Day period and provided further that Borrower shall have commenced to cure such Default within such fifteen (15) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such fifteen (15) Business Day period shall be extended for the earlier of (1) such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days or (2) the time provided for such cure as set forth in the Applicable Laws;

(xi) if Borrower breaches any of its negative covenants contained in Sections 5.2.2 through 5.2.9 and/or Sections 5.2.11 through 5.2.15 hereof;

(xii) if a default has occurred and continues beyond any applicable cure period under either Management Agreement (or any Replacement Management Agreement) if such default permits the applicable Manager thereunder to terminate or cancel its Management Agreement (or any Replacement Management Agreement);

(xiii) if Borrower violates or does not comply with any of the provisions of Section 5(j) of the Master Facility Agreement;

(xiv) if the Property becomes subject to any perfected mechanic’s, materialman’s or other Lien other than a Lien for local real estate taxes and assessments not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

(xv) if any federal tax Lien or state or local income tax Lien is filed against Borrower, Guarantor or the Property and same is not discharged of record within thirty (30) days after same is filed;

(xvi) (A) Borrower fails to timely provide Lender with the written certification and evidence referred to in Section 5.2.8 hereof, (B) Borrower is a Plan or its assets constitute Plan Asset; or (C) Borrower consummates a transaction which would cause the Security Instrument or Lender’s exercise of its rights under the Security Instrument, the Note, this Agreement or the other Loan Documents to constitute a nonexempt prohibited transaction under ERISA or result in a violation of a State statute regulating governmental plans, subjecting Lender to liability for a violation of ERISA, the Code, a State statute or other similar law;

(xvii) if Borrower shall fail to deliver to Lender the estoppel certificates required pursuant to the terms hereof;

(xviii) if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Security Instrument;

(xix) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xx) if a judgment is filed against Borrower or Guarantor which is not vacated or discharged within thirty (30) days;

(xxi) if any order or decree of judgment is rendered in any judicial or administrative proceeding declaring the Property (or any portion thereof) to be in violation of any Legal Requirements and the same is not cured within thirty (30) days of said order or decree or such longer period of time as provided in such order or decree;

(xxii) if Borrower shall permit any event within its control to occur that would cause any REA to terminate without notice or action by any party thereto or would entitle any party to terminate any REA and the term thereof by giving notice to Borrower; or any REA shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever except as provided for in such REA; or any term of any REA shall be modified or supplemented without Lender’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; or Borrower shall fail, within ten (10) Business Days after demand by Lender, to exercise its option to renew or extend the term of any REA or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such REA except as provided for in such REA;

(xxiii) if Borrower shall fail to comply with the terms and provisions of Article VII hereof;

(xxiv) the occurrence of a Master Facility Event of Default; or

(xxv) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xxiv) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

8.2	Remedies.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property or any other Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the other Collateral and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property or Collateral for the satisfaction of any of the Debt in preference or priority to any other Collateral, and Lender may seek satisfaction out of the Property or any other Collateral or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(c) Lender shall have the right, from time to time, to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

8.3	Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one or more Defaults or Events of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

8.4	Waiver of Stay.

As an additional inducement to and material consideration for Lender making the Loan to Borrower, Borrower agrees that in the event a Bankruptcy or Judicial Action is commenced which subjects Lender to any stay in the exercise of Lender’s rights and remedies under this Agreement or the other Loan Documents, including the automatic stay imposed by section 362 of the Bankruptcy Code (individually and collectively, “Stay”), then Borrower irrevocably consents and agrees to the Stay being lifted and released against Lender, and Lender shall thereafter be entitled to exercise all of its rights and remedies against the Borrower under this Agreement and the other Loan Documents. Borrower acknowledges that it is knowingly, voluntarily, and intentionally waiving its rights to any Stay and agrees that the benefits provided to Borrower under the terms of this Agreement and the other Loan Documents are valuable consideration for such waiver.

ARTICLE IX. SPECIAL PROVISIONS

9.1	Sale of Notes.

Lender may, at any time, sell, transfer, pledge or assign the Note, this Agreement, the Security Instrument and the other Loan Documents or participation interests in the Loan, and any or all servicing rights with respect thereto. At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower, at Borrower’s expense, shall satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace in connection with the sale or pledge of the Note and the other Loan Documents or participation interests in the Loan. If Lender elects, in its sole discretion, to split the loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, amortization payments, principal amounts, payment priorities and maturities, Borrower agrees to cooperate, at Borrower’s cost and expense, with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide opinions necessary to effectuate the same. Such Notes or components may be assigned different interest rates, so long as the initial weighted average of such interest rates does not exceed the Interest Rate.

All reasonable third party costs and expenses incurred by Lender or Borrower in connection with Borrower’s complying with requests made under this Section 9.1 shall be paid by Borrower.

9.2	Reserved.

9.3	Servicer.

9.3.1 At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Upon the occurrence and during the continuance of an Event of Default, Borrower shall be responsible for a monthly fee in connection with the Servicing Agreement in the amount of $50.00. Borrower shall not be responsible for any other costs or fees relating to or arising under the Servicing Agreement. Servicer shall, however, be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) that the Servicer is incurring same as an agent of Lender and Lender is entitled to be reimbursed for such expenses under the applicable provisions of this Agreement and the other Loan Documents.

9.4	Exculpation.

(a) Except as otherwise provided herein, in the Security Instrument or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in this Agreement, the Note or the Security Instrument by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Security Instrument, the other Loan Documents, and the interest in the Property, the Rents and any other Collateral given to Lender created by this Agreement, the Note, the Security Instrument and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender. Lender, by accepting this Agreement, the Note and the Security Instrument, agrees that it shall not, except as otherwise provided herein or in the Security Instrument, sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Security Instrument or the other Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of any indemnity, guaranty (including, without limitation, the Guaranty), master lease or similar instrument made in connection with this Agreement, the Note, the Security Instrument, or the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases; (vi) impair the right of Lender to enforce the provisions of the Security Instrument or Sections 4.1.8, 4.1.28, 5.1.9 and 5.2.8 hereof; or (vii) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower if necessary to (A) preserve or enforce its rights and remedies against the Property or (B) obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under the terms of this Agreement or the Security Instrument; provided however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.

(b) Notwithstanding the provisions of this Section 9.4 to the contrary, Borrower shall be personally liable to Lender for the Losses it incurs due to: (i) fraud, intentional or willful misrepresentation, gross negligence or willful misconduct by Borrower or any Guarantor or any of their Affiliates, agents or representatives in connection with the Loan; (ii) Borrower’s misapplication or misappropriation of Rents received by Borrower after the occurrence and during the continuance of a Default or Event of Default; (iii) Borrower’s misapplication or misappropriation of security deposits or Rents collected more than thirty (30) days in advance; (iv) Borrower’s misapplication or the misappropriation of Insurance Proceeds or Awards; (v) Borrower’s failure to pay Taxes[, HOA Fees] or Other Charges (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of Section 7.2 hereof), charges for labor or materials or other charges that can create Liens on the Property; (vi) Borrower’s failure to return or to reimburse Lender for all Equipment taken from the Property by or on behalf of Borrower and not replaced with Equipment of the same utility and of the same or greater value; (vii) any act of intentional waste or arson by Borrower or any Affiliate or thereof or by any Guarantor; (viii) any fees or commissions paid by Borrower to any Affiliate of Borrower, or Guarantor in violation of the terms of this Agreement, the Note, the Security Instrument or the other Loan Documents; (ix) failure to maintain the Policies required pursuant to Article VI of this Agreement; (x) Borrower’s making a distribution to its equity owners after the occurrence and during the continuance of an Event of Default; or (xi) Borrower’s failure to comply with the provisions of Sections 4.1.39 and 5.1.19 of this Agreement.

(c) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Loan shall become fully recourse to Borrower and Guarantor, jointly and severally (i) in the event of Borrower’s default under Sections 5.1.10, or 5.2.10 hereof, [Section ]15 of the Security Instrument or Section 5(j) of the Master Facility Agreement, (ii) if any Restricted Party, the Property or any part thereof shall become an asset in a voluntary bankruptcy or insolvency proceeding, (iii) any Restricted Party files, or joins in the filing of, an involuntary petition against any other Restricted Party under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against any Restricted Party from any Person, (iv) any Restricted Party files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person, (v) any Restricted Party consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for any Restricted Party or any portion of the Property or (vi) any Restricted Party shall, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with this Agreement, the Note, the Security Instrument or any of the other Loan Documents, assert a defense, seek judicial intervention or injunctive or other equitable relief of any kind or assert in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan which the court in such action or proceeding determines is without merit (in respect of a defense) or unwarranted (in respect of a request for judicial intervention or injunctive or other equitable relief).

[15]	NTD: Due on Sale or equivalent provision.

(d) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Security Instrument or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Security Instrument and the other Loan Documents.

ARTICLE X. MISCELLANEOUS

10.1	Survival.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

10.2	Lender’s Discretion.

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

10.3	Governing Law.

(a) EXCEPT AS OTHERWISE PROVIDED HEREIN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT AND EACH OF THE OTHER LOAN DOCUMENTS SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

NOTWITHSTANDING THE FOREGOING CHOICE OF LAW:

(i) THE PROCEDURES GOVERNING THE ENFORCEMENT BY LENDER OF THE FORECLOSURE AND OTHER REMEDIES AGAINST BORROWER UNDER THE SECURITY INSTRUMENT AND UNDER THE OTHER LOAN DOCUMENTS WITH RESPECT TO THE PROPERTY OR OTHER ASSETS SITUATED IN THE STATE OF [    ], INCLUDING BY WAY OF ILLUSTRATION, BUT NOT IN LIMITATION, ACTIONS FOR FORECLOSURE, FOR INJUNCTIVE RELIEF OR FOR THE APPOINTMENT OF A RECEIVER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF [    ];

(ii) LENDER SHALL COMPLY WITH APPLICABLE LAW IN THE STATE OF [      ] TO THE EXTENT REQUIRED BY THE LAW OF SUCH JURISDICTION IN CONNECTION WITH THE FORECLOSURE OF THE SECURITY INTERESTS AND LIENS CREATED UNDER THE SECURITY INSTRUMENT AND THE OTHER LOAN DOCUMENTS WITH RESPECT TO THE PROPERTY OR OTHER ASSETS SITUATED IN THE STATE OF [       ]; AND

(iii) PROVISIONS OF FEDERAL LAW AND THE LAW OF THE STATE OF [       ] SHALL APPLY IN DEFINING THE TERMS HAZARDOUS MATERIALS AND ENVIRONMENTAL LAWS APPLICABLE TO THE PROPERTY.

NOTHING CONTAINED HEREIN OR ANY OTHER PROVISIONS OF THE SECURITY INSTRUMENT OR OTHER LOAN DOCUMENTS SHALL BE CONSTRUED TO PROVIDE THAT THE SUBSTANTIVE LAWS OF THE STATE OF [    ] SHALL APPLY TO ANY PARTIES, RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS, WHICH, EXCEPT AS EXPRESSLY PROVIDED IN CLAUSES (i), (ii) AND (iii) ABOVE, ARE AND SHALL CONTINUE TO BE GOVERNED BY THE SUBSTANTIVE LAW OF THE STATE OF NEW YORK. IN ADDITION, THE FACT THAT PORTIONS OF THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT AND THE OTHER LOAN DOCUMENTS MAY INCLUDE PROVISIONS DRAFTED TO CONFORM TO THE LAW OF THE STATE OF [    ] IT IS NOT INTENDED, NOR SHALL IT BE DEEMED, IN ANY WAY, TO DEROGATE THE PARTIES, CHOICE OF LAW AS SET FORTH OR REFERRED TO IN THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT AND THE OTHER LOAN DOCUMENTS. THE PARTIES FURTHER AGREE THAT THE LENDER MAY ENFORCE ITS RIGHTS UNDER THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT AND THE OTHER LOAN DOCUMENTS INCLUDING, BUT NOT LIMITED TO, ITS RIGHTS TO SUE BORROWER OR TO COLLECT ANY OUTSTANDING DEBT IN ACCORDANCE WITH APPLICABLE LAW.

(b) WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER OR UNDER THIS AGREEMENT, THE NOTE, OR THE OTHER LOAN DOCUMENTS, BORROWER (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT, AND IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION. BORROWER FURTHER CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO BORROWER AT THE ADDRESS SET FORTH ON PAGE 1 HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVICE IN ANY OTHER MANNER PERMITTED BY LAW).

10.4	Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

10.5	Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

10.6	Notices.

All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person with receipt acknowledged by the recipient thereof, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	reAlpha Acquisitions Churchill, LLC
c/o Manager, ReAlpha Asset Management, Inc. 6615 Longshore Loop, Suite 100
Dublin, Ohio 43017
Attention: c/o Mike Logozzo, CFO ReAlpha Asset Management, Inc.

With a copy to:	Brouse McDowell
600 Superior Avenue East Suite 1600
Cleveland, Ohio 44114 Attention: Molly Z. Brown, Esq.

If to Lender:	Churchill Funding I LLC
450 West 14th Street
New York, New York 10014 Attention: Robert Dakis, Esq.

With a copy to:	King & Spalding LLP
1185 Avenue of the Americas 34th Floor
New York, New York 10036 Attention: Jared S. Zaben, Esq.
or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

10.7	Trial by Jury.

BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

10.8	Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

10.9	Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.10	Preferences.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, State or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

10.11	Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

10.12	Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

10.13	Expenses; Indemnity.

(a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within five (5) days of receipt of written notice from Lender for all reasonable costs and expenses (including attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings and (ix) the preparation and delivery of an Appraisal, which Lender may, in its sole discretion, procure once per calendar year; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost or expense due and payable to Lender shall be payable to Lender’s designee.

(b) Borrower shall indemnify, defend and hold harmless Lender and Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender or the Indemnified Parties in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or in connection with a sale of the Note or participation of the Loan, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Additional Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Additional Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Additional Indemnified Liabilities incurred by Lender.

(c) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Lender and the Indemnified Parties from and against any and all losses (including, without limitation, attorneys’ fees and costs incurred in the investigation, defense, and settlement of losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA, the Code, any State statute or other similar law that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 4.1.8 or 5.2.8 hereof.

10.14	Schedules, Exhibits and Cover Page Incorporated.

The Schedules, Exhibits and Cover Page annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

10.15	Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

10.16	No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in- common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

10.17	Publicity.

All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender. Notwithstanding the foregoing, disclosure required by any federal or State securities laws, rules or regulations, as determined by Borrower’s counsel, shall not be subject to the prior written approval of Lender.

10.18	Waiver of Marshalling of Assets.

To the fullest extent permitted by Applicable Law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the Security Instrument, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

10.19	Waiver of Counterclaim.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

10.20	Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

10.21	Brokers and Financial Advisors.

Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than [Ackman Ziff]. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

10.22	Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and/or its Affiliates and Lender are superseded by the terms of this Agreement and the other Loan Documents.

10.23	Waiver of Statute of Limitations.

Borrower and Guarantor hereby expressly waive and release, to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its other Obligations set forth in the Loan Documents.

10.24	Counterparts.

This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts together constitute but one and the same agreement. In addition, the parties may execute separate signature pages, and such signature pages (and/or signature pages which have been detached from one or more duplicate original copies of this Agreement) may be combined and attached to one or more copies of this Agreement so that such copies shall contain the signatures of all of the parties hereto.

10.25	Joint and Several.

If more than one Person has executed this Agreement as “Borrower”, the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

10.26	Negation of Implied Right to Cure Defaults.

Notwithstanding anything contained in this Agreement or any of the other Loan Documents providing that certain rights, remedies or privileges are only available to Lender during the “continuance” of an Event of Default (or words of similar import), Borrower expressly acknowledges and agrees that it does not have the right to cure an Event of Default once the same has occurred under this Agreement or any other Loan Document without the consent of Lender, which consent may be withheld, delayed or denied by Lender in its sole and absolute discretion.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

REALPHA ACQUISITIONS CHURCHILL, LLC

By:
Name:
Title:

LENDER:

CHURCHILL FUNDING I LLC

By:
Name:
Title:

Signature Page to Loan Agreement